EXHIBIT 23 – CONSENT OF DELOITTE & TOUCHE LLP

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-59290 on Form S-8, Registration Statement No. 333-120643 on Form S-4, Registration Statement No. 333-130292 on Form S 3ASR, and Registration Statement No. 333-133595 on Form S-8 of our reports dated February 25, 2008, relating to the financial statements and financial statement schedules of Frontier Oil Corporation (which included an explanatory paragraph regarding the Company’s adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations), and the effectiveness of Frontier Oil Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Frontier Oil Corporation for the year ended December 31, 2007.

DELOITTE & TOUCHE LLP

Houston, Texas
February 25, 2008